CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS




We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-12775, 33-96922, and 33-83630)
pertaining to the 1995 Non-Employee Director Stock Option Plan of Gryphon Holdings Inc., 401(k) and Profit Sharing Plan of Gryphon Holdings Inc., and the 1993 Stock Option Plan and Restricted Stock Plan of Gryphon Holdings Inc., respectively, of our report dated February 21, 1995, with respect to the 1994 consolidated financial statements and schedules of Gryphon Holdings Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1996.





                                   ERNST & YOUNG LLP



New York, New York
March 19, 1997